Exhibit 4.29

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE LIMINAL BIOSCIENCES INC. HAS DETERMINED THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO LIMINAL BIOSCIENCES INC. IF PUBLICLY DISCLOSED.

PLASMA PURCHASE AGREEMENT

This Plasma Purchase Agreement (the “Agreement”) is made, entered into and effective as of the 26th day of June 2017 (the “Effective Date”) by and between Prometic Plasma Resources Inc., a corporation existing under the law of Canada, having its registered office located at 440, Boulevard Armand-Frappier, Suite 300, Laval, Québec H7V 4B4 Canada (“Prometic”), and Biotest Pharmaceuticals Corporation, a Delaware corporation, having an address at 5800 Park of Commerce Boulevard NW, Boca Raton, Florida 33487 USA (“BPC”).  Prometic and BPC are at times referred to in this Agreement individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, BPC is in the business of collecting, processing and supplying Plasma, as defined below, from human donors at BPC’s collection facilities within the United States (the “Facilities”); and

WHEREAS, Prometic desires to purchase Plasma from BPC to be used by Prometic or its Affiliates for further processing/manufacturing into human pharmaceutical products and BPC desires to sell Plasma to Prometic on the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the foregoing premises, which are hereby incorporated as part of this Agreement, and the mutual covenants, agreements and undertakings set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which the Parties acknowledge, the Parties hereby agree as follows:

1.	DEFINITIONS
(a)	The following terms, wherever used in this Agreement, shall have the meanings set forth below:
1.1

“Affiliate” means any subsidiary, parent company, or other legal entity that directly or indirectly controls, is controlled by, or is under common control with, a Party. For purposes of this definition, “control” means the direct or indirect ownership of more that fifty percent (50%) of the outstanding voting securities of the legal entity, the right to receive more than fifty percent (50%) of the profits or earnings of the legal entity, or the right or power to direct the policy decisions of the legal entity.

1.2

“Approved Centers” means the plasma collection centers owned and operated by BPC and listed on Schedule 3 attached hereto and made a part hereof, together with any additional plasma collection centers that become Approved Centers during the Term.  A plasma collection center may only be an Approved Center if the plasma collection center has met the applicable qualification requirements set forth in the  Quality Agreement. This includes but is not limited to having received all necessary regulatory approvals, licenses, or certificates such as FDA, the applicable foreign regulatory competent authority (e.g., EMA, GHA), iQPP, CLIA, and any required state/local licensing (the “Applicable Regulatory Approvals”).

1.3	“Confidential Information” has the meaning set forth in Section 5 of this Agreement.

1.1

1.4

“Plasma” shall mean only "Source Plasma" as defined by United States 21 CFR 640. (“Regulations”), (b) that meets the Plasma Specifications set forth herein (including the Schedules hereto), (c) that has been [***], and (d) that has been collected at the Facilities pursuant to the procedures set forth in Schedule 1, as amended from time to time by both BPC and Prometic in writing. “Plasma” shall be collected and processed in accordance with the Regulations.

1.5

“Plasma Specifications” means the specifications for the collection, storage, handling, labeling and transportation of Plasma set forth in Schedule 1 attached hereto and made a part hereof, as same may be modified by Prometic from time to time during the Term upon mutual written agreement pursuant to Section 2.10(a) and in accordance with the terms of the Source Plasma Specification and Quality Agreement.

1.6

“Source Plasma Specification and Quality Agreement” means the Source Plasma Specification and Quality Agreement entered into, or to be entered into, between BPC and Prometic, to which Prometic agrees to be bound, and as amended from time to time by mutual written agreement of the Parties.

2.	SALE/PURCHASE OBLIGATIONS OF THE PARTIES
2.1

Quantity. Starting as of January 1, 2018, BPC shall deliver to Prometic, and Prometic shall purchase from BPC, the following minimum annual quantities (each, an “Annual Quantity”) of Plasma, unless mutually agreed to otherwise in writing between the Parties:

[***].

The determination of whether BPC has delivered the Annual Quantity shall be made by counting liters of Plasma that meet the requirements set forth in this Agreement delivered to Prometic during the applicable above-referenced calendar period, adjusted for any partial calendar year in the event this Agreement is terminated in accordance with the provisions hereof prior to expiration of the Term.

Prometic agrees to provide BPC with, thirty (30) days prior to each calendar quarter, a written twelve (12) month rolling forecast estimating the liters of Plasma it will require to be delivered to Prometic during each calendar quarter covered thereby. All shipments of Plasma shall be delivered in accordance with a reasonable and mutually agreed upon delivery schedule based on the purchase orders issued by Prometic in accordance with the rolling forecast provided by Prometic.

2.2

Delivery.  Except as otherwise agreed in writing by the Parties, Plasma shall be [***]. The shipping agent or carrier shall be selected and contracted by Prometic, which agent or carrier shall be identified to BPC in sufficient time so as to not adversely affect BPC's performance obligations under this Agreement.

2.3	Price.
(a)

Plasma Price.  Prometic shall purchase and pay BPC for Plasma delivered by BPC to Prometic during the Term of this Agreement, according to the price [***] set forth on Schedule 2 of this Agreement annexed hereto and made a part hereof (the “Plasma Price”).  Subject to the provisions of Section 2.11 and Section 2.12, Prometic shall pay BPC the Plasma Price with respect to all

Plasma received by Prometic in accordance with Section 2.4 of this Agreement. The Plasma Price is inclusive of [***].
(b)

Price Adjustments. Effective as of January 1, 2019 and on January 1st of each subsequent calendar year of the Term of this Agreement, BPC may increase the Plasma Price by an amount equal to the [***]. BPC shall notify Prometic in writing of any such adjustment by no later than September 15th of the preceding calendar year.

(c)	Shipping and other charges. The Plasma Price is exclusive of [***].
(d)

Price Adjustments Resulting from Additional Testing. In the event BPC is obligated by any regulatory body or agency at any time during the Term to perform or implement any new testing or other quality procedure solely related to the Plasma to be delivered hereunder and not contemplated under this Agreement, which results in an  increase to BPC’s actual costs to procure, store, provide and supply Plasma, BPC shall provide a written notice to Prometic describing such increase along with the supporting document and the Parties shall negotiate in good faith a reasonable adjustment to the Plasma Price then in effect under this Agreement, to reflect BPC’s corresponding additional costs.  In the event that Prometic, at any time during the term of this Agreement, reduces or eliminates any testing or other quality procedure so as to result in an actual material decrease in BPC’s incurred costs to procure, store, provide or supply the Plasma hereunder to Prometic, the Parties shall negotiate in good faith a reasonable adjustment to the Plasma Price then in effect under this Agreement.

2.4

Terms of Payment.  Subject to the provisions of Section 2.11 and Section 2.12, Prometic shall pay BPC in full for each shipment of Plasma hereunder that meets all Plasma Specifications within [***].  Invoice to issue upon shipping. All payments due hereunder to BPC shall be sent to BPC at the times set forth herein by check or wire transfer to such accounts as the BPC may designate to Prometic. Any late payment made by Prometic shall accrue interest to be paid at the [***].

Invoices to Prometic shall be directed to:

[***]

Payments to BPC shall be directed to:

[***]

2.5

Taxes. The prices set forth in this Agreement are exclusive of [***]. When applicable, such items shall be reflected separately as additional entries on BPC’s invoices and shall be the responsibility of Prometic, unless otherwise agreed.

2.6

Governing Documents. All sales of Plasma hereunder shall be subject solely to the terms and provisions of this Agreement and the Quality Agreement and shall not be subject to other terms, conditions or provisions contained in any other purchase order, writings, or documents except to the extent a purchase order, writing, or document sets forth or confirms quantity or schedule for delivery. Furthermore, in the event of any inconsistency or discrepancy between the terms and conditions of this Agreement and the schedules, hereto, or any other record, the terms of this Agreement shall prevail except that in the event of any inconsistency or discrepancy between the terms and conditions of this Agreement and the Quality Agreement related to quality assurance matters, the terms of the Quality Agreement shall prevail to the extent of such conflict.
2.7

Compliance Matters.  Each Party shall obtain all necessary licenses, permits, certificates of origin, and other requisite documents, including approvals and registrations, and pay all applicable fees, charges, customs, duties and taxes incurred in the performance of its obligations under this Agreement.  Both Parties shall comply in all material respects with all applicable laws, regulations, rules, and guidelines pertaining to their performances under this Agreement, including but not limited to those set forth in U.S. Code of Federal Regulations, 21 C.F.R. §600- 640, and any other applicable local, state or federal law, regulation or ordinance within the United States, as it relates to the subject matter of this Agreement.

2.8

Waivers, Modifications, and Additions. No waiver, modification, or addition to the terms and conditions of this Agreement or any Schedule hereto is or shall be binding unless mutually agreed and accepted in writing by BPC and Prometic.

2.9

Approved Centers. BPC will supply and Prometic shall purchase Plasma only from Approved Centers.  From time to time by the Parties may jointly designate additional plasma collection centers as an Approved Center.  [***].

2.10	Changes and Quality.
(a)

Any and all changes sought by Prometic to the Plasma Specifications shall be sent to BPC for review and approval. Prometic shall advise BPC of any and all anticipated changes to the Plasma Specifications as soon as practicable in order to provide BPC with as much advanced notice as possible. BPC shall have thirty (30) business days to either agree to implement the changes or to respond to Prometic with its reasons for refusing to implement such changes.  BPC shall not have the right to reject any changes in the Plasma Specifications that are required by any US regulatory body or agency, as such changes shall be governed by the provisions of Section 2.3(d).  In the event BPC and Prometic cannot resolve any disputes as to the implementation of any change, including the impact on pricing either party may terminate this Agreement upon not less than thirty (30) days’ written notice. This termination shall be by “agreement” under Section 4.2(b) below.  Until such time, if ever, BPC agrees to adjust the Plasma Specifications and the parties agree on an appropriate price adjustment, BPC shall be under no obligation to implement the requested changes or to ship Plasma in accordance with the requested change(s).

(b)

If any Approved Center is found by Prometic in its reasonable determination, [***], to be deficient in its compliance with the Plasma Specifications or any applicable regulatory requirements, BPC shall have thirty (30) days to provide, in writing, a corrective action plan acceptable to Prometic in Prometic’s reasonable discretion. If the action plan is unacceptable or if the Approved Center cannot deliver Plasma complying with the Plasma Specifications and the other applicable provisions of this Agreement within thirty (30) days of any such event, then, at Prometic’s option, this Agreement shall be modified to remove the designation of such plasma collection center as an Approved Center. During the period of time in which such corrective plan is being developed and implemented, Prometic shall have the right, in its reasonable discretion, to suspend such Approved Center’s status as an Approved Center or to otherwise limit shipments from such Approved Center. [***].

2.11	Nonconformity.
(a)

In General.  If a shipment of any Plasma or any portion thereof fails to conform to the Source Plasma Specification and Quality Agreement, or applicable law or otherwise is not as warranted by BPC, then Prometic shall have the right to reject such nonconforming shipment of Plasma or the nonconforming portion thereof, as the case may be. Prometic shall give written notice to BPC of its rejection hereunder as soon as possible after Prometic discovers such nonconformity and in no event later than [***] after receipt at Prometic’s warehouse or facility of such shipment, specifying the grounds for such rejection. Upon BPC’s receipt of written notice of Prometic’s rejection hereunder, BPC shall have the right to cure said nonconformity within a reasonable time (not to exceed [***]).  In the event the Parties fail to agree whether or not any given shipment of Plasma conforms to the Plasma Specifications, then the matter will be promptly referred to an independent expert agreed to in good faith by the Parties, whose decision shall be binding on the Parties. The cost of referral to the expert will be borne by the Party determined to have been in error as to conformity, or lack thereof, with the Plasma Specifications. The provisions of this Section 2.11(a) shall survive the expiration or earlier termination of this Agreement.

(b)

Returns. The nonconforming shipment of Plasma, or the nonconforming portion thereof, shall be held for BPC’s disposition, or destroyed if required by applicable law, in each case at BPC’s expense, as directed by BPC.  BPC shall replace each nonconforming shipment of Plasma, or the nonconforming portion thereof, with conforming Plasma as soon as reasonably practicable after receipt of notice of rejection thereof, and in any event shall do so within [***] after receipt of notice of rejection thereof, all at the sole cost and expense of BPC, including, but not limited to, shipment costs to Prometic's warehouse or designated facility. Prometic shall not be obligated to buy or pay for any Plasma which does not, in all respects, comply with the Plasma Specifications and applicable law, or is otherwise not as warranted.  The provisions of this Section 2.11(b) shall survive the expiration or earlier termination of this Agreement.

2.12

Recalls.  BPC shall promptly notify Prometic in writing upon the discovery of non-conforming plasma or the occurrence of any withdrawal that impacts or may impact any of the Plasma supplied or to be supplied to Prometic hereunder, in accordance with the notification requirements set forth in the Source Plasma Specification and Quality Agreement (“Recall”).  If requested to do so in writing by BPC, Prometic shall cooperate fully with BPC in recalling and returning any Plasma that BPC identifies to Prometic as being the subject of a Recall.  Such Recall shall be [***].  The provisions of this Section 2.12 shall survive the expiration or earlier termination of this Agreement. For the purpose of clarity, [***], are not considered Recalls.

3.	REPRESENTATIONS, COVENANTS, WARRANTIES, INSURANCE INDEMNIFICATION, & DAMAGES
3.1	Representations. Each Party represents to the other that:
(a)	Such Party is a corporation or limited liability company duly organized, validly existing, and in good standing under the laws of jurisdiction of its formation.

(b)

Such Party has the corporate or limited liability company power and authority to enter into this Agreement and to perform its obligations hereunder, including the extension of rights granted pursuant to this Agreement, and such Party has taken all necessary corporate action to authorize the execution and delivery of this Agreement and to perform its obligations hereunder. This Agreement, once executed and delivered by the Parties shall constitute a legal, valid and binding obligation enforceable against each Party in accordance with the terms hereof.

(c)

All necessary consents, approvals, registrations, and authorizations of all governmental authorities and other persons and entities required of such Party in connection with this Agreement have been obtained, except for any such consent, approval, registration, or authorization that would not have a material adverse effect on such Party to perform its obligations under this Agreement.

(d)

The execution and delivery of this Agreement and the performance of such Party’s obligations hereunder do not conflict with or violate any applicable law or regulation and do not conflict with, or constitute a default under, any contractual obligation of such Party including, without limitation, the sale or production of Plasma pursuant to this Agreement.

(e)

There are no adverse proceedings, claims, or actions pending or, to the best of such Party’s knowledge, threatened, which would adversely impact the ability of such Party to perform its obligations hereunder.

(f)

Neither Party has been debarred by any regulatory authority, including the FDA or has not been excluded from participating in a federal health care program, including without limitation the Medicare or Medicaid programs.  Moreover, if BPC or any of its Representatives is subsequently debarred under any regulatory authority, including the FDA or excluded from a federal health care program, or if they receive notice of any pending proceeding in which such debarment or exclusion could be imposed, BPC agrees to immediately notify Prometic of such action in writing.

3.2	Covenants. BPC covenants and agrees with Prometic that:
(a)

Each Approved Center (i) shall maintain throughout the Term of this Agreement the Applicable Regulatory Approvals; and (ii) shall be, at time of collection, production, storage, handling and delivery of Plasma, an Approved Center.

(b)	BPC shall permit a maximum of [***] Prometic auditors, reasonable access to the Approved Centers [***] and shall cooperate with Prometic on [***].
(c)

BPC shall (i) collect, produce, store, handle and ship Plasma in accordance with the Plasma Specifications, all applicable laws, the Quality Agreement and this Agreement; and (ii) ensure that the Plasma delivered hereunder shall be collected, stored and delivered to or placed with the Prometic’s designated agent/carrier in accordance with applicable laws, rules, regulations and current Good Manufacturing Practices (cGMP) regulations, including without limitation, 21 CFR 210, 211 and 600-640 as published and/or amended from time to time by the FDA.

(d)	BPC shall, at its expense, keep and maintain detailed records pertaining to the amount and type of Plasma sold hereunder during the Term of this Agreement and for a period of [***] following the date of termination or expiration of this Agreement.  Prometic shall be entitled to inspect and/or audit at [***] BPC’s detailed records pertaining to the amount and quality of the Plasma sold hereunder and BPC’s collection and/or testing centers (including, without limitation, the Approved Centers) during normal business hours and after providing BPC with reasonable advance notice.

(e)

Throughout the Term of this Agreement, BPC shall ensure at all times, that all dealings with third parties, including without limitation public officials, are carried in accordance with all applicable laws, statutes and regulations, including inter alia, the Foreign Corrupt Practices Act.

3.3	Warranties.
(a)	BPC represents and warrants that as of the Effective Date, the Approved Centers have all Applicable Regulatory Approvals and permits, [***] in order to perform its obligations under this Agreement.
(b)

BPC warrants and represents that each shipment of Plasma shall conform to the Plasma Specifications, applicable laws, including, cGMPs, the terms of this Agreement and the Quality Agreement and that at the time of delivery the Plasma shall be free from claims or liens of third Parties that may affect title to the Plasma.

3.4	Insurance.
(a)

Each Party shall provide and maintain in full force and effect, at no cost to the other Party, usual and customary insurance coverage for all obligations relating to or arising under this Agreement, including, without limitation, errors and omissions, general liability, and related insurance coverage with policy limits in the following minimums:

[***]

(b)

Each Party shall [***].  Upon written request, each Party shall provide the other Party with a current and valid Certificate of Insurance, evidencing its insurance coverage.  Approval or acceptance of any of insurance policies will not relieve a Party of any obligations or liability contained herein.  The provisions of this Section 3.4 shall survive termination of this Agreement.

3.5	Indemnification.
(a)

Prometic’s Obligation. Prometic shall indemnify and hold harmless BPC, and its Affiliates, and the directors, officers, employees and agents of each of them (each a “BPC Indemnified Party”), from and against all liability, loss, costs, claims, damages, expenses, judgments, awards, and settlements, including, without limitation, actual attorneys’ fees and expenses reasonably incurred (whether or not these are covered by insurance), whether in tort or in contract, law or equity, that a BPC Indemnified Party may incur by reason of or arising out of any claim with respect to (i) material breach of this Agreement by Prometic or any other person for whose actions Prometic is liable under applicable law; (ii) the recklessness or intentional misconduct or omission of Prometic or any employee, contractor, agent or representative of Prometic; or (iii) the harmful or unsafe effect of any drug or other product owned or to which rights are held by Prometic; provided, however, that this indemnification shall not extend to any claims to the extent such claims arise out of: (x) a material breach of this Agreement by BPC or any other person for whose actions BPC is liable under applicable law; or (y) the recklessness, intentional misconduct or omission of BPC in connection with this Agreement.    The provision of this Section 3.5(a) shall survive the expiration or earlier termination of this Agreement.

(b)

BPC’s Obligation. BPC shall indemnify and hold harmless Prometic and its Affiliates, their customers, and the directors, officers, employees and agents of each of them (each a “Prometic Indemnified Party”), from and against all liability, loss, costs, claims (including, inter alia, claims for bodily injury and death), damages, expenses, judgments, awards, and settlements, including, without limitation, actual attorneys’ fees and expenses reasonably incurred (whether or not these are covered by insurance), whether in tort or in contract, law or equity, that a Prometic Indemnified Party may incur by reason of or arising out of any claim with respect to (i) material breach of this Agreement by BPC or any other person for whose actions BPC is liable under applicable law, or (ii) any act or omission constituting recklessness or intentional  misconduct on the part of BPC in connection with the performance of its duties under this Agreement, or (iii) infringement of, or related to, any intellectual property or proprietary rights of a third Party in relation to BPC’s obligations under this Agreement; provided, however, that this indemnification shall not extend to any claims to the extent such claims arise out of: (x) material breach of this Agreement by Prometic or any other person for whose actions buyer is liable under applicable law; or (y) the recklessness or intentional misconduct or omission of Prometic in connection with this Agreement.  The provision of this Section 3.5(b) shall survive the expiration or earlier termination of this Agreement.

(c)

Condition to Indemnity. The obligations to indemnify, defend and hold harmless set forth in this Section shall not apply to the Party to be indemnified (the “Indemnified Party”) unless the Indemnified Party (i) promptly notifies the Party providing such indemnification (the “Indemnifying Party”) of any matters in respect of which the indemnity may apply and of which the Indemnified Party has knowledge; (ii) gives the Indemnifying Party, at the Indemnifying Party’s option, full opportunity to control the response thereto and the defense thereof, including any agreement relating to the settlement thereof, provided that the Indemnifying Party shall not settle any such claim or action without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed); and (iii) cooperates with the Indemnifying Party, at the Indemnifying Party’s cost and expense, in the defense or settlement thereof.  The provisions of subsection (i), above shall only relieve the Indemnifying Party of liability to the extent the Indemnified Party can demonstrate that it actually was prejudiced by any delayed notification.  The Indemnified Party shall have the right to be represented by legal counsel of its choice, at its sole cost and expense.

3.6

LIMITATION OF LIABILITY.  IN NO EVENT WILL EITHER PARTY HAVE ANY LIABILITY FOR ANY LOSS OF INCOME, PROFIT, INTEREST OR SAVINGS BY THE OTHER PARTY OR FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, PUNITIVE OR SPECIAL DAMAGES SUFFERED BY THE OTHER PARTY, ARISING FROM OR RELATED TO THIS AGREEMENT, INCLUDING WITHOUT LIMITATION, THE SALE OR USE OF ANY  PLASMA,

REGARDLESS OF THE FORM OF ACTION, AND WHETHER IN CONTRACT, INDEMNITY, WARRANTY OR TORT INCLUDING WITHOUT LIMITATION STRICT LIABILITY AND NEGLIGENCE OR ANY OTHER LEGAL OR EQUITABLE GROUNDS, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSSES OR DAMAGES. THIS LIMITATION WILL NOT APPLY TO ANY LIABILITY FOR DAMAGES THAT MAY RESULT FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF A PARTY.

4.	TERM AND TERMINATION
4.1

Term of Agreement. The term of this Agreement shall commence on the Effective Date and shall continue in full force and effect until December 31, 2022 (the “Initial Term”) unless terminated earlier in accordance with this Agreement. Thereafter, this Agreement may be renewed for additional one year terms upon the mutual written consent of the parties (each a “Renewal Term”) Each party agrees that it will endeavor, in good faith, to conclude any negotiations relating to such renewals no less than one (1) year before the expiration of the Term. The Initial Term and any Renewal Term are hereinafter collectively referred to as the “Term.”

4.2	Termination for Cause. This Agreement may be terminated prior to the expiration of its Term by the Party or Parties so indicated below upon the first to occur of any one of the following events:
(a)	For Cause. Each of the following events shall constitute grounds "for cause" (“Event of Default”):

(i)Except as otherwise provided under this Section, a Party (the "Non-Defaulting Party") shall have the right to terminate this Agreement upon any failure or default by the other Party (the "Defaulting Party") in the performance of any material duty or obligation (or material breach of any representation, covenant or warranty made in this Agreement) it may have to the Non-Defaulting Party under this Agreement if such default shall continue without cure by the Defaulting Party for a period of at least thirty (30) consecutive calendar days following the Defaulting Party's receipt of the Non-Defaulting Party's notice of any such default thereof;

(ii)This Agreement may be terminated by the Non-Defaulting Party if the Defaulting Party: (1) becomes unable to, or admits in writing its inability to, or otherwise fails to pay all or substantially all of its debts as such debts become due; (2) makes an assignment for the benefit of creditors, petitions or applies to any court or other tribunal for the appointment of a custodian, receiver, or trustee for it or a substantial part of its assets; (3) commences any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution, or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; (4) has any petition or application, or other proceeding, commenced against it (including but not limited to involuntary bankruptcy proceedings), in which an order for the appointment of a custodian, receiver or trustee for it or all or a substantial part of its assets is sought and in which the requested relief is substantially granted or adjudication or appointment is made, and which proceeding, petition or application remains undismissed for a period of not more than (30) thirty days; (5) by any act or omission indicates its consent to, approval of, or acquiescence in any petition, application, or proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution or liquidation law, or its consent to, approval of, or acquiescence in any petition, application or proceeding for the appointment of a custodian, receiver, or trustee for all or any substantial part of its properties; or (6) is subject to third-Party custodianship, receivership, or trusteeship for a period of not more than thirty (30) days.

(b)	Termination by Agreement. Upon and coincident with the effective date of any mutual agreement between the Parties to terminate this Agreement.
4.3	Remedies. Upon the occurrence of an Event of Default, either Party shall have the right to exercise any and all remedies it may possess in law or in equity or otherwise.
4.4

Effect of Termination.  Upon the expiration or earlier termination, neither Party will have any further obligation under this terminated Agreement except for (i) obligations accruing prior to the date of termination; (ii) obligations or covenants specifically stated in this Agreement that survive expiration or termination; and (iii) obligations or covenants contained in this Agreement that by their nature are intended to extend beyond termination, including, without limitation, covenants relating to taxes, confidentiality, indemnification and remedies.

5.	CONFIDENTIALITY
5.1.

Confidential Information. During the performance of each Party’s obligations under this Agreement, each Party and each of its directors, officers, employees, representatives and agents (each a “Representative”) may have access to certain valuable materials, information, and/or data which are considered to be confidential and proprietary including, but not limited to, intellectual property, know-how, formulas, processes, procedures, businesses, operations, finances and/or commercial, marketing, research and development and/or other plans and strategies. All such materials, information and/or data, together with all copies, summaries, notes, analyses and or studies thereof or pertaining thereto, whether written or recorded in electronic or other format and on whatever media, are herein collectively referred to as “Confidential Information.” For the purpose of this Agreement, any disclosure of Confidential Information made by or on behalf of either Party including by any of its affiliates, shall be deemed a disclosure of such Confidential Information by the disclosing Party(“Disclosing Party”) to the recipient Party (“Recipient Party”).

5.2.

Non-use. During the Term and for a period of at least five (5) years thereafter (including following any termination), the Recipient Party agrees to retain, and to cause each of Recipient Party’s Representatives to retain, in confidence and to refrain from disclosing and/or using for Recipient Party or its Representatives’ benefit or the benefit of any third party any and all Confidential Information disclosed to or obtained by Recipient Party and/or Recipient Party’s Representatives, or any one or more of them, in connection with the supply of Plasma. Recipient Party agrees that, without the prior written permission of Disclosing Party, Recipient Party will not, and will not permit any of its Representatives, to use or disclose Confidential Information for any purpose other than in carrying out Recipient Party’s obligations under this Agreement. Recipient Party shall provide the Confidential Information received under this Agreement only to its Representatives who have a need to know the Confidential Information for the performance of the Services and who are bound, by contract to maintain the confidentiality of the Confidential Information. Recipient Party further agrees to advise its Representatives of the proprietary nature of the Confidential Information and the terms and conditions of this Agreement requiring that the confidentiality of such information be maintained and use all reasonable safeguards to prevent unauthorized use by such Representatives. Recipient Party shall be responsible for any breach of this Agreement by its Representatives.
5.3.

Exceptions. These restrictions shall not apply to Confidential Information which: (i) is or becomes public knowledge (through no fault of Recipient Party’s or its Representatives’); (ii) is lawfully made available to Recipient Party by an independent third party (and such lawful availability can be properly demonstrated by Recipient Party; (iii) is already in Recipient Party’s possession at the time of initial receipt from Disclosing Party (and such prior possession can be properly demonstrated by Recipient Party); (iv) is independently developed by Recipient Party or its Representatives and such independent development can be properly demonstrated by Recipient Party.

5.4.

Required disclosure. If the Recipient Party is required by law, regulation, rule, act or order of any governmental authority or agency to disclose any Confidential Information, it shall first notify Recipient Party in writing, sufficiently in advance to permit it to seek a protective order or other similar order with respect to the Confidential Information and, thereafter, the Recipient Party hall only disclose the minimum Confidential Information required to be disclosed in order to comply with such law, regulation, rule, act or order, whether or not Disclosing Party seeks or obtains any such protective or other similar order.

5.5.

No implied license. All Confidential Information which Recipient Party or any of its Representatives may obtain or be given access pursuant to or in connection with this Agreement, and any rights, title or interest therein, shall be and remain the exclusive sole property of Disclosing and/or its affiliates as the case may be, and, except as expressly set forth herein, nothing contained in this Agreement shall be construed as creating an express or implied license to practice or use the Confidential Information. Recipient Party acknowledges and agrees that Prometic is not making and shall not be deemed to have made any representations or warranties regarding the accuracy or completeness of the Confidential Information.

5.6.

Return of Confidential Information. Immediately upon the expiration or earlier termination of this Agreement, or earlier upon receipt of a written request from Disclosing Party, Recipient Party and its Representatives shall cease all use of the Confidential Information and promptly return all Confidential Information to Disclosing Party, without retaining any copy thereof.

5.7.

Injunctive Relief. Because Disclosing Party may not be adequately compensated in damages in the event of a breach of these provisions by Recipient Party, Disclosing Party shall be entitled, in addition to any other rights or remedies available to it (including damages), to an injunction restraining such breach or any threatened breach and to specific performance of any obligation thereof. In case of breach by Recipient Party or its Representatives, this Agreement may be terminated by Disclosing Party without further notice.

6.	MISCELLANEOUS
6.1

Force Majeure. A Party’s failure to perform its obligations under this Agreement due to “acts of God,” acts of governments, riots, wars, accidents, or other causes of any nature beyond such Party’s control, including with limitation acts of terrorism, civil commotion, national emergency epidemics, hurricane, embargo, flood, fire, or any law, proclamation, regulation, ordinance, an unexpected downturn in the acceptable donor population adversely affecting the industry as a whole, inability to obtain

Plasma because of Force Majeure at any of the Approved Centers, which renders the performance of a Party’s obligations so difficult or costly as to make such performance commercially unreasonable or other act or order of any court, government or governmental agency, shall not be deemed to be a breach of this Agreement, provided that the non-performing Party (i) provides the other Party timely written notice of the existence and nature of any reason for nonperformance, and (ii) resumes performance immediately upon the elimination of the impeding force majeure. In the event that performance under this Agreement is prevented for ninety (90) consecutive days or one hundred and eighty (180) days in any calendar year period by virtue of a force majeure, either Party may then, upon a thirty (30) days written notice to the other Party, terminate this Agreement.

6.2

Assignment. Neither this Agreement nor any rights or obligations hereunder are assignable by one Party without the express prior written consent of the other Party which shall not be unreasonably withheld or delayed; provided, however, that: (i) either Party may assign this Agreement or any rights or obligations hereunder to any of its Affiliates upon written notice to the other Party without the consent of the other Party if the assigning Party requires such Affiliate to agree in writing to assume this Agreement or any rights or obligations hereunder and the assigning Party remains liable for its obligations hereunder; and (ii) a change of control of either Party will not be deemed to be an assignment of this Agreement or any rights or obligations hereunder, so long as said Party’s successor, survivor, acquirer or transferee agrees in writing to be bound as a Party to this Agreement and to assume this Agreement and any rights and obligations hereunder.

6.3

Successors. This Agreement shall be binding upon and inure to the benefit of each Party’s successors and permitted assigns. Nothing in this Agreement, whether express or implied, is intended nor shall be deemed or construed to confer upon any person, other than the Parties and permitted successors and assigns, any right, remedy or claim under or by reason of this Agreement.

6.4

Independent Contractor. The relationship between BPC and Prometic in connection with this Agreement is and shall at all times remain that of vendor and vendee as independent contractors. Nothing contained in or resulting from this Agreement or the performances called for hereunder shall be deemed or construed to create an employer/employee, fiduciary, joint venture, partnership, co-owner or other such relationship between the Parties, Further, nothing within or deriving from this Agreement shall (i) give either Party the power to direct or control the day-to-day activities, expressly including marketing activities, of the other or (ii) allow either Party to create or assume any obligation on behalf of the other for any purpose whatsoever, except to the extent, if any, expressly so set forth in this Agreement.

6.5

Governing Law. This Agreement shall be governed and interpreted according to the laws of the [***], without reference to their conflict of law provisions and the Courts of the [***] shall have exclusive jurisdiction to hear any dispute in connection with this Agreement.

6.6

Notices. As of the Effective Date, each Party shall nominate and designate its own respective “Contract Manager” who shall be deemed hereunder to be primarily responsible for such Party’s administration and correspondence under this Agreement. All notices, reports, requests, statements, or communication required, permitted, or sought to be given by or to a Party with regard to this Agreement shall be in writing and shall be addressed to the designated Contract Managers and each Party’s legal department. Either Party may amend its designated Contract Manager upon proper notice hereunder to the other. Delivery of notice hereunder may be made by personal service, registered mail with return receipt, or, if sent by overnight courier, on the next business day following the day such notice is delivered to the courier service, and shall be deemed effective upon receipt.

6.7

Entire Understanding. This Agreement, along with the Schedules attached hereto and incorporated herein, and the Quality Agreement contain the entire understanding of the Parties with respect to the subject matter of this Agreement.  There are no representations, promises, covenants or understanding other than those expressly set forth herein. No rights or duties on the part of either Party shall be implied, inferred or created beyond those expressly provided for in this Agreement. The Parties may, from time to time during the term of this Agreement, modify, vary, alter or amend any of the provisions of this Agreement, including the Schedules, but only through a written agreement therefore duly executed by both Parties. No waiver of any term, provision, condition, or default of this Agreement shall be construed as a waiver of any other term, provision, condition, or default.

6.8

Severance. If any provision of the Agreement is determined by any tribunal with competent jurisdiction to be unenforceable or in conflict with the law of any jurisdiction, the validity or enforceability of the remaining provisions hereof shall not be affected or otherwise impaired by such determination. Rather, the affected provision shall be severed from the Agreement, and in the event such severed provision materially affects the consideration of either Party hereunder, the Parties shall thereupon negotiate in good faith and agreement for an acceptable amendment to replace such severed provision so as to maintain the intentions of the Parties hereunder at all times.

6.9

Headings. The headings of each section, paragraph or article within this Agreement are intended for convenience only and shall not be construed or deemed in any way to affect the interpretation of any provision of the Agreement.

6.10	Singular and Plural Terms. Where required by context of this Agreement, singular terms shall be considered plural and plural terms shall be considered singular.
6.11

Counterparts. This Agreement may be executed in one or more counterparts by the Parties by signature of a person having authority to bind the Party, which may be by facsimile signature or electronic signature (i.e. signed PDF), each of which when executed and delivered, by facsimile transmission, by electronic mail or by mail delivery, will be an original and all of which will constitute but one and the same Agreement.

[Signature page to follow]

IN WITNESS WHEREOF, the Parties do hereby respectively cause this Agreement to be executed and delivered by their duly authorized officers.

BIOTEST PHARMACEUTICALS CORPORATION	PROMETIC PLASMA RESOURCES INC.
By___/s/ Ileana Carlisle_______________ Name: Ileana Carlisle Title: CEO Date: 20 June 2017	By___/s/ Patrick Sartore_____________ Name: Patrick Sartore Title: Secretary Date: June 26th, 2017